Exhibit 5.1

ANTHONY L.G., PLLC

LAURA ANTHONY, ESQ. GEOFFREY ASHBURNE, ESQ.* JOHN CACOMANOLIS, ESQ.** CHAD FRIEND, ESQ., LLM SVETLANA ROVENSKAYA, ESQ.***	WWW.ANTHONYPLLC.COM WWW.SECURITIESLAWBLOG.COM WWW.LAWCAST.COM

OF COUNSEL: MICHAEL R. GEROE, ESQ.**** CRAIG D. LINDER, ESQ.***** PETER P. LINDLEY, ESQ., CPA, MBA STUART REED, ESQ. MARC S. WOOLF, ESQ.	DIRECT E-MAIL: LANTHONY@ANTHONYPLLC.COM

*licensed in CA

**licensed in FL and NY

***licensed in NY and NJ

****licensed in D.C., CA, NY and MO

*****licensed in FL, CA and NY

April 9, 2021

Novo Integrated Sciences, Inc.

11120 NE 2nd Street, Suite 100

Bellevue, WA 98004

Re: Novo Integrated Sciences, Inc.

Gentlemen:

We have acted as counsel to Novo Integrated Sciences, Inc., a Nevada corporation (the “Company”), in connection with the offer and sale by the Company (the “Offering”) of up to 2,388,050 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock” and each such share of Common Stock, a “Share” and collectively, the “Shares”). The Shares are being offered and sold under a Registration Statement on Form S-3 (File No. 333-254278), as amended or supplemented, and together with all annexes and exhibits thereto, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on March 15, 2021 and declared effective March 22, 2021, the related prospectus dated March 22, 2021 (the “Base Prospectus”), and the prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act of even date herewith (the “Prospectus Supplement,” and collectively with the Base Prospectus, the “Prospectus”), pursuant to a Securities Purchase Agreement dated the date hereof by and among the Company and certain purchasers of the Shares (the “Purchase Agreement”). All of the Shares are to be sold by the Company as described in the Registration Statement and Prospectus.

In connection with our opinion expressed below we have examined originals or copies of the Company’s amended and restated articles of incorporation, as amended (the “Articles”) and bylaws (the “Bylaws”), certain corporate proceedings of the Company’s board of directors (the “Board”) and stockholders relating to the Registration Statement, the Company’s Articles and Bylaws, and such other agreements, documents, certificates and statements of the Company, its transfer agent and public or government officials, as we have deemed advisable, and have examined such questions of law as we have considered necessary. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures on documents submitted to us, the conformity to originals of all documents submitted to us as copies, and the absence of any undisclosed termination, waiver or amendment to any document reviewed by us. In giving our opinion, we have also relied upon a good standing certificate regarding the Company issued by the Nevada Secretary of State and representations made to us by the Company, including representations that the Company has available a sufficient number of authorized shares of Common Stock that are not currently outstanding or reserved for issuance under other outstanding securities or plans of the Company, to enable the Company to issue and deliver all of the Shares as of the date of this letter.

Novo Integrated Sciences, Inc.

April 9, 2021

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing applicable statutory provisions of the Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts and applicable provisions of the Nevada Constitution, and the federal laws of the United States of America. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule, or regulation relating to securities, or to the sale or issuance thereof.

Based upon the foregoing, we are of the opinion that when the Shares are issued, sold and delivered in the manner and for the consideration stated in the Registration Statement, the Prospectus and the resolutions adopted by the Board with respect to the offering contemplated by the Registration Statement, such Shares will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Form 8-K and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments or supplements thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Sincerely yours,

/s/ Laura E. Anthony
Laura E. Anthony,
For the Firm

625 N. FLAGLER DRIVE, #600 ● WEST PALM BEACH, FLORIDA ● 33401 ● PHONE: 561-514-0936 ●

FAX 561-514-0832